Exhibit 99.1

22nd Century Group Reports Business Highlights and Financial Results for the Fourth Quarter and Full Year 2021

●	Secured FDA MRTP Authorization for VLN® King and VLN® Menthol King Reduced Nicotine Content Cigarettes
●	Advancing to U.S. Pilot Market Launch in Chicago
●	Announced Circle K as First VLN® Retail Trade Partner
●	Announced South Korea as the First International VLN® Launch
●	Commenced Hemp/Cannabis Revenue in the Fourth Quarter of 2021
●	Full Year Net Sales Up 10.1% Year-Over-Year

BUFFALO, N.Y., March 1, 2022 (Globe Newswire) — 22nd Century Group, Inc. (Nasdaq: XXII), a leading agricultural biotechnology company focused on tobacco harm reduction, reduced nicotine tobacco, and improving health and wellness through modern plant science, today reported results for the fourth quarter and full year ended December 31, 2021, and provided an update on recent business highlights. The Company will host a live audio webcast today at 10:00 a.m. ET.

“The past several months were incredible as 22nd Century transforms from a pure science and contract manufacturing company into a company selling branded VLN® cigarettes, licensing valuable biotechnology IP, and supplying highly specialized plant lines in large and dynamic global end markets,” said James A. Mish, chief executive officer of 22nd Century Group. “We secured our highly-anticipated FDA MRTP designation on December 23, and immediately moved to launch our VLN® pilot program by the end of March. The first VLN® cigarettes packaged with the FDA’s added claim of ‘Helps You Smoke Less’ rolled off our manufacturing lines in late January. Additionally, we have finalized our point-of-sale materials to educate adult smokers about how to use VLN® to change their relationship with highly addictive nicotine cigarettes, and we have worked alongside Circle K to prepare for our first launch in more than 150 metro Chicago stores before rolling VLN® out nationwide. Our mission is to get this product as quickly as possible into the hands of adult smokers, 70% of whom want to quit and are looking for new and innovative products to help them smoke less.

“We remain committed to making VLN® products readily available to as broad a market as possible, including both U.S. and international markets,” Mish added. “We expect our first global market shipment and revenue to South Korea will commence by the end of March, and we are dedicated to exploring licensing of our VLN® tobacco and IP as well as partnerships that can help expand the availability of VLN® and reduced nicotine content products across all markets.”

“Rather than creating or sustaining nicotine addiction like every other product in the tobacco category, VLN® is a combustible tobacco cigarette designed to help adult smokers smoke less, which makes it the most potentially disruptive product to hit the tobacco industry in decades,” said Michael Zercher, Chief Operating Officer. “With over 70% of adult smokers wanting to quit and 60% of adult smokers in our studies telling us they are likely to use VLN®, we look forward to bringing VLN® to market and doing our part to reduce the harm caused by smoking.”

Recent Key Financial and Business Highlights

Tobacco Franchise

●	Secured the world’s first and only MRTP designation for a combustible cigarette for VLN® King and VLN® Menthol King 95% reduced nicotine content cigarettes, announced December 23, 2021 by the FDA.
o	FDA proactively added “Helps You Smoke Less” evidence-based headline claim to Company’s requested claims
●	Announced Circle K will be the VLN® pilot launch partner, initially selling in more than 150 Chicago retail stores to optimize 22nd Century’s marketing mix ahead of full national launch.
o	VLN® will be positioned in the premium pricing segment of the cigarette market, with corresponding margins.
o	State regulatory approval process is underway for tobacco sales authorizations.
o	Advancing discussions with multiple additional retail trade partners to expand the regional and national sales reach of VLN®.
●	The Company continued the international launch process for VLN®, identifying South Korea as the initial launch market.
o	First shipment expected by the end of March.
o	The South Korean market includes a well-developed interest in alternative tobacco products, an ideal market in which to test VLN®’s global appeal.
o	Continuing launch process in additional markets in Asia and Europe with limited regulatory barriers while also leveraging VLN®’s MRTP authorization toward seeking approval in additional markets with higher regulatory barriers.
●	Advancing discussions with tobacco and pharmaceutical companies toward licensing and strategic partnerships to scale VLN®’s market penetration.
●	22nd Century Group continued its support of transformative public health policies to ban menthol in cigarettes and mandate reduced nicotine content in all tobacco products.
o	The Company could have the only combustible menthol cigarette exempt from the FDA’s proposed menthol cigarette ban, providing a critical off-ramp to help current menthol smokers smoke less.

o	22nd Century would have the only cigarette able to meet the reduced nicotine content product standard on day one under the FDA’s Comprehensive Plan requiring that all cigarettes be made “minimally or non-addictive.”
o	Applauds the confirmation of Dr. Robert Califf, a long-time proponent of the reduced nicotine mandate and menthol ban, as FDA commissioner.
o	Received a new purchase order for 3 million research cigarettes, including menthol, to be delivered in March 2022 for use in studies underpinning FDA’s proposed reduced nicotine content and menthol ban proposals.
●	Reported record full-year tobacco contract manufacturing revenue of $30.9 million, up 10.1% year-over year, and record full year manufacturing gross margin of approximately 7.0%.
o	Increased sales to the new export customer secured in July 2021.
o	Secured an additional new contract manufacturing customer in October 2021, now in full production for 2022.
o	Began investment of $1.6 million into expansion of the Company’s existing manufacturing operations, currently representing 1% of the cigarette market, with the ability to expand to 3% of the market.
o	Commenced production of VLN® reduced nicotine content cigarettes for commercial sale in 2022.
●	Readying for the largest VLN® tobacco growing year ever contracted to support expansion in both the U.S. and international markets, including launch of the Company’s new southern hemisphere capabilities to facilitate year-round growing of VLN® tobacco. The growing program will include our proprietary, non-GMO VLN® varieties grown at commercial scale, including bright and burley varieties, to enable production of our VLN® 2.0 American blend cigarettes beginning in 2023.

Hemp/Cannabis Franchise

●	The Company generated the first revenue from its hemp/cannabis IP and plant lines beginning in the fourth quarter of 2021.
o	Announced a three-way non-exclusive license of the Anandia biosynthesis IP jointly owned with Aurora Cannabis Inc. to Cronos Group Inc., intended to assist in the advancement of biosynthetic cannabinoids.
o	Sold the first hemp biomass from the proprietary 22nd Century crop harvested at Needle Rock Farms. Additional biomass was sent for refinement into distillates for sale in the first quarter 2022.
●	22nd Century Group received USDA Organic Certification under 7 CFR Part 205 for its hemp production at Needle Rock Farms. USDA Organic Certification will allow 22nd Century to command a premium in price and margins for its raw materials.
●	The Company is now preparing plant lines for a considerably expanded growing program in 2022 aligned to specific buyer interest in each plant line placed into the field.
●	Announced an industry-first breakthrough in hemp/cannabis plant transformation with our partner KeyGene, expanding the Company’s capabilities in modifying the principal genes controlling cannabinoid synthesis.
●	Moved into a new lab facility located in Maryland, which will enhance the Company’s relationship with its partners and key governmental agencies such as the NIH, NIST and FDA.

Hops Franchise

●	The Company continued to advance its entry into the $500 billion per year global specialty hops market, its third and newest alkaloid plant franchise and closely related to hemp/cannabis.
●	22nd Century is targeting monetization of hop plant varieties and IP with upfront license fees expected to begin in late 2022 to early-2023.
●	The Company is advancing discussions with multiple significant hops growers and consumer product partners to develop specific desired traits in leading hops strains using the Company’s extensive alkaloid experience and proprietary technologies.

Corporate Business Highlights

●	Richard Fitzgerald joined the Company as its Chief Financial Officer, effective November 15, 2021, expanding the Company’s financial and strategic capabilities as it works to rapidly scale the business across all three of its plant franchises.
●	Company CEO James A. Mish was appointed to 22nd Century Group’s Board of Directors, enhancing the Board’s depth of experience in the commercialization of science-driven consumer products as the Company prepares to launch its first reduced nicotine content tobacco products and commercially modified hemp/cannabis plant lines.

Full Year 2021 Financial Results

●	Net sales for 2021 were $30.9 million, an increase of 10.1% from 2020. The increase was due to an increase in contract manufacturing sales.
●	Gross profit for 2021 was $2.1 million, compared to $1.4 million in the prior year. Gross margin in 2021 increased to 6.7%, from 5.1% in the prior year.
●	Total operating expenses for 2021 increased to $30.5 million compared to $20.6 million in the prior year, driven by:
o	Sales, general and administrative expenses increased by $10.9 million compared to the prior year period. This was driven primarily by higher personnel, insurance, investor relations and corporate communications expense, strategic consulting expense, intellectual property license fees, and marketing costs. These investments were deployed to support, evaluate, and prepare for future opportunities as the Company moves quickly to market readiness in both tobacco and hemp/cannabis.
o	Research and development expense for 2021 declined by $0.9 million compared to the prior year. This favorability was primarily driven by a tobacco leaf inventory impairment in the prior year period which did not reoccur in the current year period, and lower personnel costs and contract costs partially offset by patent fees. The Company’s R&D investments are expected to grow in future quarters as the Company continues to accelerate the development of new, highly-differentiated hemp/cannabis plants and expand its R&D efforts in hops.
●	Operating loss for 2021 was $(28.4) million, compared to $(19.2) million in the prior year period. This was primarily driven by an increase in SG&A, offset by higher gross profit and lower research and development expense.
●	Net loss in 2021 was $(32.6) million, an increase of $12.9 million, representing a net loss per share of $(0.21). This compares to 2020 net loss of $(19.7) million, or $(0.14) per share.
●	Of the $12.9 million increase in net loss, $6.6 million of the change was due to a non-cash unrealized loss related to fair value adjustments for investments in Aurora Cannabis stock warrants and Panacea Holdings common stock.

2021 Fourth Quarter Financial Results

●	Net sales for the fourth quarter of 2021 were $8.0 million, an increase of 8.9% from $7.3 million in the prior year period. The increase was due to an increase in contract manufacturing sales.
●	Gross profit for the fourth quarter of 2021 was $387 thousand, compared to $588 thousand in the prior year period, due to the favorable effect of a large customer order that benefitted last year’s fourth quarter.
●	Total operating expenses for the fourth quarter of 2021 increased to $9.4 million compared to $6.8 million in the prior year period. This was driven by the following:
o	Sales, general and administrative expenses increased by $2.9 million compared to the prior year period.
o	Research and development expense for the fourth quarter of 2021 was favorably lower by $323 thousand compared to the prior year period.
●	Operating loss for the fourth quarter of 2021 was $(9.0) million, compared to $(6.2) million in the prior year period. This was primarily driven by an increase in SG&A and reduction in gross profit, offset by lower research and development expense.
●	Net loss in the fourth quarter of 2021 was $(14.0) million, representing a net loss per share of $(0.09). This compares to the fourth quarter of 2020 net loss of $(6.4) million, or $(0.05) per share.
●	Of the $7.6 million increase in net loss, $5.1 million of the change was due to a non-cash unrealized loss related to fair value adjustments for investments in Aurora Cannabis stock warrants and Panacea Holdings common stock.

Balance Sheet and Liquidity

●	For the full year 2021, net cash used in operating activities was $22.8 million, compared to $15.6 million in the prior year period.
●	The Company ended the year with a cash position of $48.7 million as of December 31, 2021, and the Company’s continued initiatives to manage expenses relative to net sales revenue should provide the Company with additional runway to execute for the foreseeable future.

Fourth Quarter Earnings Conference Call

22nd Century will host a live webcast today at 10:00 a.m. ET to discuss its fourth quarter and full year 2021 financial results and business highlights. During the webcast, James A. Mish, chief executive officer of 22nd Century Group, together with Michael Zercher, president and chief operating officer, and Richard Fitzgerald, chief financial officer, will review the Company’s 2021 financial results and provide an update on progress made in each of the Company’s three franchises.

Following prepared remarks, including an accompanying slide presentation, the Company will host a Q&A session, during which management will accept questions from interested analysts. Investors, shareholders, and members of the media will also have the opportunity to pose questions to management by submitting questions through the interactive webcast during the event.

The live and archived webcast, interactive Q&A, and slide presentation will be accessible on the Events web page in the Company's Investor Relations section of the website, at https://www.xxiicentury.com/investors/events. An archived replay of the webcast and the event transcript will also be available shortly after the live event has concluded.

About 22nd Century Group, Inc.
22nd Century Group, Inc. (Nasdaq: XXII) is a leading agricultural biotechnology company focused on tobacco harm reduction, reduced nicotine tobacco and improving health and wellness through plant science. With dozens of patents allowing it to control nicotine biosynthesis in the tobacco plant, the Company has developed proprietary reduced nicotine content (RNC) tobacco plants and cigarettes, which have become the cornerstone of the FDA’s Comprehensive Plan to address the widespread death and disease caused by smoking. The Company received the first and only FDA MRTP authorization of a combustible cigarette in December 2021. In tobacco, hemp/cannabis, and hop plants, 22nd Century uses modern plant breeding technologies, including genetic engineering, gene-editing, and molecular breeding to deliver solutions for the life science and consumer products industries by creating new, proprietary plants with optimized alkaloid and flavonoid profiles as well as improved yields and valuable agronomic traits.

Learn more at xxiicentury.com, on Twitter @_xxiicentury, and on LinkedIn.

Learn more about VLN® at tryvln.com.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Forward-looking statements typically contain terms such as “anticipate,” “believe,” “consider,” “continue,” “could,” “estimate,” “expect,” “explore,” “foresee,” “goal,” “guidance,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “preliminary,” “probable,” “project,” “promising,” “seek,” “should,” “will,” “would,” and similar expressions. Actual results might differ materially from those explicit or implicit in forward-looking statements. Important factors that could cause actual results to differ materially are set forth in “Risk Factors” in the Company’s Annual Report on Form 10-K filed on March 11, 2021. All information provided in this release is as of the date hereof, and the Company assumes no obligation to and does not intend to update these forward-looking statements, except as required by law.

Investor Relations & Media Contact

Mei Kuo
Director, Communications & Investor Relations
22nd Century Group, Inc.
(716) 300-1221
mkuo@xxiicentury.com

Darrow Associates Investor Relations

Matt Kreps

T: 214-597-8200

mkreps@darrowir.com

22nd CENTURY GROUP, INC.

CONSOLIDATED BALANCE SHEETS

($ in thousands, except per-share data)

	December 31,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$1,336	$1,029
Short-term investment securities	47,400	21,313
Accounts receivable, net	585	2,159
Inventory, net	2,881	2,034
Prepaid expenses and other assets	2,183	1,806
Total current assets	54,385	28,341
Property, plant and equipment, net	5,841	2,483
Operating leases right-of-use assets, net	1,723	247
Intangible assets, net	7,919	8,211
Investments	2,345	6,536
Other assets	3,741	5,876
Total assets	$75,954	$51,694

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Notes payable	$596	$539
Operating lease obligations	308	247
Accounts payable	2,173	1,116
Accrued expenses	1,489	931
Accrued payroll	2,255	2,208
Accrued excise taxes and fees	1,270	1,691
Accrued severance	217	339
Deferred income	119	272
Total current liabilities	8,427	7,343
Long-term liabilities:
Operating lease obligations	1,432	—
Severance obligations	21	241
Total liabilities	9,880	7,584
Commitments and contingencies (Note 12)
Shareholders' equity
Preferred stock, $.00001 par value, 10,000,000 shares authorized
Common stock, $.00001 par value, 300,000,000 shares authorized
Capital stock issued and outstanding:
162,872,875 common shares (139,061,690 at December 31, 2020)
Common stock, par value	2	1
Capital in excess of par value	244,247	189,439
Accumulated other comprehensive (loss) income	(162)	74
Accumulated deficit	(178,013)	(145,404)
Total shareholders' equity	66,074	44,110
Total liabilities and shareholders’ equity	$75,954	$51,694

22nd CENTURY GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

($ in thousands, except per-share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020

	(unaudited)
Revenue:
Sale of products, net	$7,960	$7,308	$30,948	$28,111
Cost of goods sold (exclusive of depreciation shown separately below):
Products	7,573	6,720	28,879	26,673
Gross profit (loss)	387	588	2,069	1,438
Operating expenses:
Research and development	972	1,416	3,256	4,090
Research and development - MRTP	2	(119)	18	38
Sales, general and administrative	8,050	5,160	25,881	14,971
Impairment of intangible assets	78	30	78	176
Depreciation	172	215	633	688
Amortization	145	134	615	658
Total operating expenses	9,419	6,836	30,481	20,621
Operating loss	(9,032)	(6,248)	(28,412)	(19,183)
Other income (expense):
Unrealized gain (loss) on investments	(4,954)	128	(6,994)	(434)
Impairment of Panacea investment	—	(679)	—	(1,741)
Gain on Panacea investment conversion	—	—	2,548	—
Realized gain (loss) on short-term investment securities	—	5	—	5
Gain on the sale of property, plant and equipment	—	—	—	1
Interest income, net	49	407	321	1,751
Interest expense	(14)	(18)	(58)	(72)
Total other income (expense)	(4,919)	(157)	(4,183)	(490)
Loss before income taxes	(13,951)	(6,405)	(32,595)	(19,673)
Income taxes	14	—	14	38
Net loss	$(13,965)	$(6,405)	$(32,609)	$(19,711)
Other comprehensive income (loss):
Unrealized gain (loss) on short-term investment securities	(135)	(59)	(236)	72
Reclassification of (gain) loss to net loss	—	(6)	—	(5)
Other comprehensive income (loss)	(135)	(65)	(236)	67
Comprehensive loss	$(14,100)	$(6,470)	$(32,845)	$(19,644)

Net loss per common share - basic and diluted	$(0.09)	$(0.05)	$(0.21)	$(0.14)
Weighted average common shares outstanding - basic and diluted (in thousands)	162,768	138,813	156,208	138,813

Below is a table containing information relating to the Company’s Adjusted EBITDA for the three months and year-to-date ended December 31, 2021 and 2020, including a reconciliation of net (loss) income to Adjusted EBITDA for such periods.

	Quarter Ended
	December 31,
	Dollar Amounts in Thousands ($000's)
	(unaudited)
			$ Change
	2021	2020	fav / (unfav)
Net loss	$(13,965)	$(6,405)	$(7,560)
Adjustments:
Impairment of intangible assets	78	30	48
Impairment of Panacea investment	—	679	(679)
Unrealized loss (gain) on investment	4,954	(128)	5,082
Amortization and depreciation	317	349	(32)
Equity-based employee compensation expense	1,111	491	620
Interest (income)/expense, net	(35)	(389)	354
Adjusted EBITDA	$(7,540)	$(5,373)	$(2,167)

1Fav = Favorable variance, which increases Adjusted EBITDA; Unfav = unfavorable variance, which reduces Adjusted EBITDA

	Year-to-date Ended
	December 31,
	Dollar Amounts in Thousands ($000's)
			$ Change
	2021	2020	fav / (unfav)
Net loss	$(32,609)	$(19,711)	$(12,898)
Adjustments:
Impairment of intangible assets	78	176	(98)
Impairment of Panacea investment	—	1,741	(1,741)
Unrealized loss (gain) on investment	6,994	434	6,560
Gain on Panacea investment conversion	(2,548)	—	(2,548)
Amortization and depreciation	1,248	1,345	(97)
Equity-based employee compensation expense	3,983	1,654	2,329
Interest (income)/expense, net	(263)	(1,680)	1,417
Adjusted EBITDA	$(23,117)	$(16,041)	$(7,076)

1Fav = Favorable variance, which increases Adjusted EBITDA; Unfav = unfavorable variance, which reduces Adjusted EBITDA

Adjusted EBITDA, which the Company defines as earnings before interest, taxes, depreciation and amortization, as adjusted by the Company for certain non-cash and non-operating expenses, as well as certain one-time expenses, is a financial measure not prepared in accordance with generally accepted accounting principles (“GAAP”). In order to calculate Adjusted EBITDA, the Company adjusts the net (loss) income for certain non-cash and non-operating income and expense items listed in the table above in order to measure the Company’s operating performance. The Company believes that Adjusted EBITDA is an important measure that supplements discussions and analysis of its operations and enhances an understanding of its operating performance. While management considers Adjusted EBITDA to be important, it should be considered in addition to, but not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP, such as operating loss, net (loss) income and cash flows from operations. Adjusted EBITDA is susceptible to varying calculations and the Company’s measurement of Adjusted EBITDA may not be comparable to those of other companies.